Exhibit 99.1

Howard I. Scher M.D., Leading Clinical Oncology Expert, Joins the Board of Directors of Asterias Biotherapeutics

FREMONT, Calif. – April 28, 2016 – Asterias Biotherapeutics, Inc. (NYSE MKT: AST), a biotechnology company with three clinical-stage development programs focused on the emerging field of regenerative medicine, today announced the appointment of Howard I. Scher M.D., one of the world’s leading oncology experts, to the Company’s Board of Directors.

Dr. Scher, 64, is internationally recognized for his expertise in clinical oncology. He has extensive experience in the design of clinical trials for novel anti-cancer agents, including monoclonal antibodies and other biologic therapies, cytotoxics, and drugs that target specific signaling pathways. He has been affiliated with Memorial Sloan Kettering Cancer Center in New York for the past 35 years, where he is currently Chief of the Genitourinary Oncology Service at the Sidney Kimmel Center for Urologic and Prostate Cancers and holds the D. Wayne Calloway Chair in Urologic Oncology. He also serves as a Professor of Medicine at the Weill Cornell Medical College.

“Howard brings to Asterias more than 30 years of experience in the development of new drugs and treatment strategies that have meaningfully improved patient outcomes,” said Don Bailey, Chairman of the Asterias Board of Directors. “We look forward to his valuable insights as a Board member as we advance our three clinical-stage programs, including our cancer immunotherapy programs AST-VAC1 and AST-VAC2.”

“I have long believed in the opportunity for well-derived dendritic cells to play an important role in the treatment of cancer. The Asterias dendritic-cell-based immunotherapies AST-VAC1 and AST-VAC2 have the potential to provide valuable new treatment options for patients,” said Dr. Scher. “By training a patient’s own immune system to specifically target and kill malignant cells, we could potentially improve outcomes for patients across multiple types of cancers. These promising immunotherapies represent a significant advancement over earlier-generation dendritic cell vaccine therapies. I look forward to joining the Asterias team and to help speed the clinical development of these important cancer therapeutics for the patients who need them so urgently.”

Dr. Scher’s clinical research has focused on three key areas: developing treatments that target specific signaling pathways that contribute to prostate cancer growth, developing non-invasive methods to determine whether these agents are working, and improving the way drugs are evaluated in the clinic. As a member of the Prostate Cancer Clinical Trials Working Group, Dr. Scher led two international efforts to standardize development of the design, conduct, and analysis of phase 2 clinical trials in prostate cancer, so clinicians can better evaluate new therapeutics and assess their effectiveness using novel imaging modalities and other blood based biomarkers. The recommendations were incorporated and contributed to the successful development of ZYTIGA® and XTANDI®. Dr. Scher is the principal investigator of the Memorial Sloan Kettering Prostate Cancer SPORE (Specialized Program on Research Excellence) sponsored by the National Cancer Institute and Principal Investigator of the Prostate Cancer Clinical Trials Consortium, a 13-center research collaborative headquartered at Memorial Sloan Kettering. Dr. Scher has published 490 peer-reviewed articles in scientific journals and coauthored the textbook Principles and Practice of Genitourinary Oncology.

About Asterias Biotherapeutics

Asterias Biotherapeutics, Inc. is a leading biotechnology company in the emerging field of regenerative medicine. The company's proprietary cell therapy programs are based on its immunotherapy and pluripotent stem cell platform technologies. Asterias is presently focused on advancing three clinical-stage programs which have the potential to address areas of very high unmet medical need in the fields of oncology and neurology. AST-VAC1 (antigen-presenting autologous dendritic cells) demonstrated promise in a Phase 2 study in acute myelogenous leukemia (AML) and completed a successful end-of-Phase 2 meeting with the FDA in advance of initiating planning for a single pivotal Phase 3 AML study. AST-VAC2 (antigen-presenting allogeneic dendritic cells) represents a second generation, allogeneic immunotherapy. The company’s research partner, Cancer Research UK, plans to begin a Phase 1/2a clinical trial of AST-VAC2 in non-small cell lung cancer in 2017. AST-OPC1 (oligodendrocyte progenitor cells) is currently in a Phase 1/2a dose escalation clinical trial in spinal cord injury. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

Forward Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates" and "potential") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials, whether we can obtain regulatory approvals and the timing of such approvals, whether we can attain certain progress and safety milestones required under our grant awards, our need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias's filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

Contacts:

Investor Relations
(510) 456-3892
InvestorRelations@asteriasbio.com

or

EVC Group, Inc.
Michael Polyviou/Greg Gin
(646) 445-4800
mpolyviou@evcgroup.com